Exhibit 10.3

WILLIAMS-SONOMA, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is made and entered into by and between Sharon L. McCollam (the “Executive”) and Williams-Sonoma, Inc. (the “Company”), effective as of the last date signed below (the “Effective Date”).

RECITALS

A.        It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

B.        The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue their employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.        The Board believes that it is imperative to provide the Executive with severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

D.        Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.        Term of Agreement.   This Agreement will commence on the Effective Date and will remain in effect for two years following the Effective Date; provided, however that the term of this Agreement shall automatically be extended for one year following the two-year anniversary of the Effective Date unless either party notifies the other in writing or by e-mail that the term shall not be extended, with such notice provided at least six months prior to the third anniversary of the Effective Date; provided, further, that if prior to the expiration of the term of this Agreement, the Company enters into a definitive agreement (a “Definitive Agreement”) with a third party (or third parties), the consummation of which would result in a Change of Control (as defined in this Agreement), then the term of this Agreement shall automatically be extended to eighteen months following the resulting Change of Control, unless the Definitive Agreement terminates or is cancelled without resulting in a Change of Control, in which case such extension shall not be effective. Moreover, Sections 3 and 8 of this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment triggering severance benefits under Section 3 that occurs prior to the lapsing of the term of this Agreement.

2.        At-Will Employment.   The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided under this Agreement, any outstanding written employment agreement or offer letter by and between Executive and the Company, or as may otherwise be available in accordance with the Company’s established employee plans.

3.        Severance Benefits.

(a)         Involuntary Termination Other than for Cause, Voluntary Termination for Good Reason Within 18 Months On or Following a Change of Control.   If within the period commencing on a Change of Control and ending eighteen (18) months following the Change of Control, the Executive’s employment with the Company (i) is terminated involuntarily by the Company without Cause (as defined in this Agreement), or (ii) voluntarily by Executive for Good Reason (as defined in this Agreement), then subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Agreement (a “Release”), the Company shall provide severance pay and benefits, subject to certain conditions, as follows:

(i)        Severance Payment.   The Executive shall be entitled to receive a cash severance payment equal to two hundred percent of the Executive’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Executive’s termination, whichever is greater) plus, if Executive has a triggering termination in 2010, an amount equal to two hundred percent of the annual bonus received in the last twelve (12) months; if Executive has a triggering termination in 2011, an amount equal to two hundred percent of the average annual bonus received in the last twenty-four (24) months; if Executive has a triggering termination in 2012 or later, an amount equal to two hundred percent of the average annual bonus received in the last thirty-six (36) months. Such cash severance payment shall be paid out ratably over twenty-four months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 3(b)(viii) and 9 of this Agreement.

(ii)      Equity Compensation Acceleration.   One hundred percent (100%) of the Executive’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards, including performance-based vesting full-value awards where the payout is either a fixed number of shares or zero shares depending on whether the performance metric is obtained (such as Executive’s March 2010 RSU grant), shall immediately become fully vested as to all of the underlying shares. With respect to performance-based vesting full-value awards in which the performance period has not been completed prior to the Executive’s termination date and where the number of shares earned is variable based upon the extent to which performance milestones are reached (i.e., where the number of shares earned based upon achieving performance milestones can be more than one positive number), each such award shall vest at the target performance level as to a pro-rata number of shares in an amount equal to (A) the number of shares subject to the award that would have vested at target performance levels (had any additional service-based vesting requirements been met) multiplied by (B) a fraction, with the numerator being the number of months that have elapsed from the start of the award’s performance period (with partial months rounded up to a whole month) through and including Executive’s termination date and the denominator being the number of full months in the award’s performance period (with such fraction not to exceed the whole number one). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.

(iii)     Continued Employee Benefits.   In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for twelve months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 3(b)(viii) and 9 of this Agreement.

(b)         Voluntary Resignation Other than for Good Reason, Termination for Cause; Termination due to Death or Disability.   If the Executive’s employment with the Company terminates (i) voluntarily by the Executive other than for Good Reason, or (ii) for Cause by the Company, or (iii) pursuant to Executive’s death or Disability, then the Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(i)        Termination Outside of Change of Control.   In the event the Executive’s employment is terminated for any reason, either prior to a Change of Control or more than eighteen (18) months after a Change of Control, then the Executive shall be entitled to receive severance benefits only as provided under Executive’s employment agreement with the Company (the “Employment Agreement”).

(ii)       Termination On or Within 18 Months Following a Change of Control.   In the event Executive’s employment terminates on or within eighteen (18) months following a Change of Control, Executive shall only receive severance payments and benefits under this Agreement and not pursuant to the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company and shall not be entitled to severance benefits pursuant to the Employment Agreement unless severance benefits in the aggregate thereunder are greater than those provided in this Agreement. In the event of Executive’s employment terminates due to Executive’s death or Disability during such period, Executive shall receive severance payments and benefits under the Employment Agreement to the extent such agreement then provides for payments or benefits upon such terminations of employment.

(iii)    Non-Solicitation; Confidential Information.   Notwithstanding the foregoing, the Company’s obligation to provide severance payments and benefits under this Section 3 is expressly conditioned upon Executive’s ongoing compliance with the confidential information and non-solicitation provisions of the Company’s Corporate Code of Conduct as in effect on the date of Executive’s termination of employment. In the event Executive breaches the terms of the confidential information and non-solicitation provisions Corporate Code of Conduct as in effect on such date, the Company’s obligations under this Section 3 shall automatically terminate, without any notice to Executive.

(iv)     No Mitigation.   The Executive shall not be required to mitigate the amount of any severance payments or benefits provided for under this Agreement by seeking other employment nor shall any amounts to be received by the Executive under this Agreement be reduced by any other compensation earned.

(v)      Tax Withholding.   The Company shall be entitled to withhold from any payments made to Executive under this Section 3 any amounts required to be withheld by applicable federal, state or local tax law.

(vi)     Non-Competition, Non-Solicitation; Confidential Information.   If at any time during the period commencing on Executive’s employment termination date and ending twelve (12) months later, Executive accepts other employment or a professional relationship with a competitor of the Company (defined as either (i) another company primarily engaged in retail sales of products for the home or (ii) any retailer with retail products for the home sales in excess of one hundred million dollars ($100,000,000) annually), or if Executive breaches Executive’s remaining obligations to the Company (e.g., the duty to protect confidential information and intellectual property and the duties not to solicit under the Company’s Corporate Code of Conduct), then the Company’s obligations under this Section 3 will cease such that Executive will not be entitled to any further payments or benefits under this Section 3 and the Company may seek injunctive relief against Executive as specified in Section 8(b) hereof.

(vii)     Non-Disparagement.   While employed by the Company and for a period of twenty-four (24) months commencing on the date upon which Executive’s employment terminates, (i) Executive agrees not to make any statements that disparage the Company, its products, services, officers, employees, members of its Board, advisers or other business contacts, and (ii) the Company agrees that members of its Board and the Company’s officers holding a title of Executive Vice President or above shall not make any statements that disparage Executive. Executive acknowledges and agrees that upon Executive breaching this non-disparagement provision on or after the date upon which Executive’s employment terminates then the Company’s obligations under this Section 3 will cease such that Executive will not be entitled to any further payments or benefits under this Section 3 and the Company may seek injunctive relief against Executive as specified in Section 8(b) hereof.

(viii)    Release of Claims.   Receipt of the severance payments and benefits specified in this Section 3 shall be contingent on Executive’s execution of the Release, and the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two (52) days following Executive’s termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Section 409A (“Section 409A”).

4.        Code Section 280G Best Results.   If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

5.        Definition of Terms.   The following terms referred to in this Agreement shall have the following meanings:

(a)         Cause.   “Cause” shall (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company or breach of the Company’s Corporate Code of Conduct; or (vi) Executive’s continued

failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Chief Executive Officer which specifically sets forth the factual basis for the Chief Executive Officer’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Chief Executive Officer’s satisfaction within 30 days after receiving such notice.

(b)         Change of Control.   “Change of Control” means the occurrence of any of the following events:

(i)        A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 5(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.

(c)        Disability.   “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(d)        Good Reason.   “Good Reason” means, without the Executive’s consent, (i) a reduction in the Executive’s annual base salary (except pursuant to a reduction generally applicable to senior executives of the Company), (ii) a material diminution of Executive’s authority or responsibilities, (iii) a reduction of Executive’s title, (iv) Executive ceasing to report directly to the Chief Executive Officer of the Company or the entity holding all or substantially all of the Company’s assets following a Change of Control, or (v) relocation of the Executive to a location more than 50 miles from the Company’s San Francisco, California main office location. In addition, upon any such voluntary termination for Good Reason the Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence and the Company must be provided with at least 30 days to remedy the condition.

6.        Assignment.   This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or other, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will of the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

7.        Notices.   All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successor at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Williams-Sonoma, Inc.

3250 Van Ness Avenue

San Francisco, CA 94109

Attn:  General Counsel

If to Executive:

At the last residential address known to the Company

8.        Mediation.

(a)        General.   In the event of any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Executive’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 calendar days, the parties shall submit the controversy to a mutually-selected mediator and attempt in good faith to resolve the matter through mediation.

(b)        Availability of Injunctive Relief.   The parties agree that they shall have the right to seek judicial relief in the form of injunctive and/or other equitable relief under the California Arbitration Act, Code of Civil Procedure section 1281.8(b), including but not limited to relief for threatened or actual misappropriation of trade secrets, violation of this Agreement, the Corporate Code of Conduct or any other agreement regarding trade secrets, confidential information, non-competition, nonsolicitation, non-disparagement or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(c)        Administrative Relief.   Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.

9.        Section 409A.

(a)        Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation

Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)        Notwithstanding anything to the contrary in this Agreement, if Executive dies following Executive’s “separation from service” but prior to the six (6) month anniversary of the date of Executive’s “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(c)        It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive.

10.      Miscellaneous Provisions.

(a)        Waiver.   No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)        Headings.   All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)        Entire Agreement.   This Agreement, along with the Employment Agreement and other written agreements relating to the subject matter hereof between Executive and a duly authorized Company officer constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(d)        Choice of Law.   This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(e)        Severability.   The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)        Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Management Retention Agreement on the respective dates set forth below.

Williams-Sonoma, Inc.

Dated: June 11, 2010	By	/s/ Laura Alber

Sharon L. McCollam, an individual

Dated: June 11, 2010	/s/ Sharon L. McCollam

EXHIBIT A

WILLIAMS-SONOMA, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Williams-Sonoma, Inc. (the “Company”) and Sharon L. McCollam (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the management retention agreement by and between Company and Executive (the “Management Retention Agreement”).

NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:

1.        Termination.   Executive’s employment from the Company terminated on                          (the “Termination Date”).

2.        Confidential Information.   Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Company’s Code of Corporate Conduct. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement.

3.        Payment of Salary.   Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4.        Release of Claims.   Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)        any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)        any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)        any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)        any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;

(e)        any and all claims for violation of the federal, or any state, constitution;

(f)        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)        any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Management Retention Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.        Acknowledgment of Waiver of Claims under ADEA.   Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6.        Civil Code Section 1542.   Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.

7.        No Pending or Future Lawsuits.   Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.        Application for Employment.   Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.        No Cooperation.   Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.      No Admission of Liability.   Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11.      Costs.   The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.      Authority.   Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.

13.      No Representations.   Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

14.      Severability.   In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.      Entire Agreement.   This Agreement, the Employment Agreement along with the Code of Corporate Conduct and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16.      No Oral Modification.   This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

17.      Governing Law.   This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

18.      Effective Date.   This Agreement is effective eight (8) days after it has been signed by both parties.

19.      Counterparts.   This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.      Voluntary Execution of Agreement.   This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:

(a)        They have read this Agreement;

(b)        They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)        They understand the terms and consequences of this Agreement and of the releases it contains;

(d)        They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Williams-Sonoma, Inc.

Dated: , 20	By

Sharon L. McCollam, an individual

Dated: , 20